Exhibit 10.7

COLEY PHARMACEUTICAL GROUP, INC.

Amendment No. 1 to the Bratzler Letter Agreement

This Amendment No. 1 to Letter Agreement, effective as of November 14, 2000 (“Amendment No. 1”), is entered into by and between Coley Pharmaceutical Group, Inc., a Delaware corporation (the “Company”), with its principal offices located at 20 William Street, Suite 115, Wellesley, Massachusetts 02481, and Robert L. Bratzler, Ph.D. (the “Executive”), residing at 13 Blueberry Lane, Concord, MA 01742.

WHEREAS, the Executive is employed by the Company as its President and Chief Executive Officer pursuant to a Letter Agreement, dated May 6, 1998, by and between the Company and the Executive (the “Letter Agreement”);

WHEREAS, the Company and the Executive desire to agree to certain provisions applicable in the event of termination of the Executive’s employment under the circumstances provided herein: and

WHEREAS, Section 10(c) of the Letter Agreement requires any amendment or modification of the Letter Agreement to be in the form of a writing executed by the Executive and the Company:

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Section 3(d) of the Letter Agreement.

1.1. Section 3(d) of the Letter Agreement is hereby amended by adding the following words to the beginning of the first sentence of Section 3(d):

“Except with respect to the termination of your employment within twelve (12) months after a Change in Control (as defined below) of the Company.”

1.2 Section 3(d) of the Letter Agreement is hereby further amended by adding the following sentence to the end of Section 3(d):

“Change in Control” shall have the meaning set forth in Section 2.l(a)(i) of Amendment No. 1 to the Letter Agreement.”

2. Change of Control Payments; Benefits.

2.1. Termination Events Resulting in Change of Control Payments.

(a) Following a Change of Control (as hereinafter defined) of the Company, in the event of the termination of the Executive’s employment by the Company without cause within twelve (12) months after such Change of Control, the Company shall make Change of Control payments to the Executive in the amount set forth in, and payable in accordance with, Section 2.2(a).

(b) In the event of the termination of the Executive’s employment by the Executive for Good Reason (as defined below) within twelve (12) months after a Change of Control (as defined below), the Company shall make Change of Control payments to the Executive in the amount set forth in and payable in accordance with, Section 2.2(a).

(i) For purposes of this Amendment No. 1, a “Change of Control” shall mean the occurrence of any one of the following:

A. The acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934), other than the Company or its affiliates, from any party of an amount of the capital stock of the Company, so that such person holds or controls 50% or more of the Company’s capital stock; or

B. A merger or similar combination between the Company and another entity after which 50% or more of the voting stock of the surviving corporation is held by persons other than the Company or its affiliates; or

C. A merger or similar combination (other than with the Company) in which the Company is not the surviving corporation; or

D. An acquisition, merger or similar combination or a divestiture of a substantial portion of the Company’s business after which the Executive’s role is not substantially the same as such role prior to the transaction; or

E. The sale of all or substantially all of the Company’s assets or business.

(ii) For purposes of this Amendment No. 1, “Good Reason” shall mean the following involuntary circumstances:

A. The assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including titles and reporting requirements), authority, duties or responsibilities as contemplated by the job description of the Executive’s position, or any other action by the Company or its successor, which results in a diminution in such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

B. A reduction in the Executive’s annual base salary (or an adverse change in the form or timing of the payment thereof), other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

C. The Company’s or its successor’s requiring the Executive to be based at any office or location more than 50 miles away from the office or location where Executive was performing services immediately prior to the Change in Control or to relocate his personal residence or the Company’s requiring the Executive to travel on company business to a substantially greater extent than required immediately prior to the Change in Control.

For purposes of this Section 2.1 (b)(ii), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

(c) No Change of Control payments shall be payable pursuant to this Amendment No. 1 in the event that the Executive’s employment is terminated (i) by the Executive, except in accordance with Section 2.1(b) above, (ii) by the Company in the event of the Executive’s death or inability, by reason of physical or mental impairment, to perform substantially all of the Executive’s duties for any 120 consecutive days, or (iii) by the Company in the event of the Executive’s breach of any material duty or obligation to the Company, or intentional or grossly negligent conduct that is materially injurious to the Company (as reasonably determined by the Company’s Board of Directors) or willful failure to follow the reasonable directions of the Company’s executive officers or Board of Directors.

2.2. Amount and Payment of Change of Control Payments.

(a) The aggregate Change of Control payment referred to in Sections 2.1(a) and 2.l(b) above shall be equal to the sum of (1) one-twelfth (1/12th) of the Executive’s annual base salary at the time of such termination multiplied by twelve (12) months, plus (2) an amount equal to one-twelfth (1/12th) of the Executive’s maximum annual incentive bonus multiplied by twelve (12) months, if any, that would next be payable to him or her and would otherwise be due to Executive if such termination had not occurred, such sum to be payable in one lump sum not later than thirty (30) days after the termination date.

(b) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 2.2 by seeking other employment or otherwise. The amount of any payment or benefit provided for in this Section 2.2 shall not be reduced as the result of employment by the Executive with another employer after termination of employment with the Company, or otherwise.

(c) Commencing on the date of termination of employment (the “Termination Date”), all of the Executive’s health, dental, retirement, insurance, medical, vacation, sick leave, and other employee benefits shall cease. The Executive shall be entitled to continue health and dental coverage under COBRA. The Company shall pay the full COBRA premium for the Executive for the twelve (12) months following the Termination Date. Thereafter, the Executive shall be entitled to continue such coverage at his or her own expense by paying a premium amount equal to up to the maximum amount that Company is permitted to charge by law (which currently is 102% of the full premium cost) during the remainder of whatever period is provided by applicable law.

2.3. Option Vesting. If the Executive’s employment with the Company is terminated pursuant to Sections 2.1 (a) or 2.1(b), 100% of any options to purchase shares of Common Stock of the Company then held by Executive, which options are then subject to vesting, shall, notwithstanding any contrary provision in the option agreement or stock option plan pursuant to which such options had been granted, be accelerated and become fully vested and exercisable on the date immediately preceding the effective date of such termination. All other terms of the Executive’s options shall remain in full force and effect.

2.4. Lapsing Purchase Right. If the Executive’s employment with the Company is terminated pursuant to Sections 2.l(a) or 2.1(b) and, on the date immediately preceding the effective date of such termination, the Executive then holds (i) any shares of Common Stock of the Company received upon exercise of stock options granted to the Executive, which shares are subject to a “Lapsing Purchase Right.” and/or (ii) any outstanding options to purchase shares of Common Stock of the Company, which, upon exercise thereof, would result in the issuance to the Executive of shares of Common Stock subject to a “Lapsing Purchase Right” then, notwithstanding any contrary provision in the relevant option agreement or stock option plan pursuant to which such options had been granted, such Lapsing Purchase Right shall expire in its entirety, with respect to shares of Common Stock then outstanding and with respect to shares of Common Stock issuable upon exercise of outstanding stock options, on the date immediately preceding the Termination Date and all of such shares of Common Stock shall become transferable free of restriction (upon issuance, in the case of the exercise of outstanding stock options), subject to the applicable provisions of federal and state securities laws. All other terms of the Executive’s options shall remain in full force and effect.

2.5. Restricted Stock. If the Executive’s employment with the Company is terminated pursuant to Sections 2.1 (a) or 2.1 (b) and, on the date immediately preceding the effective date of such termination, the Executive then holds shares of Common Stock of the Company that are subject to restrictions on transfer (“Restricted Stock”), which shares were issued to the Executive in a transaction other than pursuant to the exercise of a stock option, then, notwithstanding any contrary provision in the relevant stock purchase agreement or other instrument pursuant to which the Executive acquired such shares of Restricted Stock, such restrictions shall expire in their entirety on the date immediately preceding the Termination Date and all of such shares of Common Stock shall become transferable free of restriction, subject to the applicable provisions of federal and state securities laws. All other terms of any existing stock purchase or similar document shall remain in full force and effect.

3. Noncompetition.

3.1. Noncompetition Provision. Each of the Company and the Executive confirms that Section 5 of the Letter Agreement reflects all of the noncompetition provisions to which the Company and the Executive have agreed.

3.2. Noncompetition Payments; Enforcement of Noncompetition Covenant.

(a) Subject to the provisions of Section 3.2(b), following the termination of the Executive’s employment with the Company within twelve months after a Change of Control, the Company may enforce its rights with respect to the Executive’s noncompetition covenant set forth in Section 5 of the Letter Agreement only if:

(i) The employment of the Executive by the Company is terminated and the Executive is entitled to Change of Control payments under the terms of Section 2.1 hereof or any other agreement or understanding between the parties and the Company makes a Change of Control payment to the Executive hereunder and continues to provide benefits to the Executive for a total of twelve (12) months after the Termination Date as set forth herein; or

(ii) The employment of the Executive by the Company is terminated and the Executive is not entitled to Change of Control payments under the terms of Section 2.1 hereof or any other agreement or understanding between the parties and the Company makes a Change of Control payment to the Executive hereunder; or

(iii) During the twelve-month period commencing with the first week after termination, the Company makes any payments under another agreement or understanding between the parties which, together with any voluntary payments by the Company, equal or exceed the amount payable under Section 3.2(a)(ii).

(b) The Company’s obligations under Section 3.2 are subject to the following:

(i) In the event that Executive breaches the covenant set forth in Section 5 of the Letter Agreement, the Company may enforce such covenant without continuing benefits under Section 3.2(a) after the date of such breach.

(ii) In the event that the Company makes payments and provides benefits under Section 3.2 hereof, the Company may only terminate such benefits prior to the end of such twelve-month period if the Company has provided the Executive with two month’s prior written notice of such termination; provided, however, that this clause (ii) does not entitle the Company to terminate payments required by Section 2.1 hereof or under any other agreement prior to payment in full. In the event of any such early termination of benefits, the Company’s right to enforce the Executive’s noncompetition covenant set forth in Section 5 of the Letter Agreement will terminate upon the date of the last payment hereunder. The provisions of this Section 3.1(b)(ii) shall supersede the 18-month duration of the noncompetition covenant contained in Section 5 of the Letter Agreement only in the event of a Change of Control of the Company.

4. Miscellaneous.

4.1. Assignment. This Amendment No. 1 may not be assigned, in whole or in part, by either party without the prior written consent of the other party, except that the Company shall assign its rights and obligations under this Amendment No. 1 to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. In the event of any such assignment by the Company, the Company shall not be discharged from its liability hereunder.

4.2. Notices. All notices, requests, demands and other communications to be given pursuant to this Amendment No. 1 shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the beginning of this Amendment No. 1 or such other address as a party shall have designated by notice in writing to the other party, provided that notice of any change in address must actually have been received to be effective hereunder.

4.3. Integration. This Amendment No. 1 reflects the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to the subject matter hereof. This Agreement may not be superseded, amended, supplemented or otherwise modified except by a writing signed by the Executive and the Company.

4.4. Binding Effect. Subject to Section 4.1. this Amendment No. 1 shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

4.5. Counterparts. This Amendment No. 1 may be executed in two counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

4.6. Severability. If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Amendment No. 1 shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

4.7. Governing Law. This Amendment No. 1 shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict-of-law provisions.

4.8. Termination. Except as expressly set forth herein, nothing in this Amendment No. 1 is intended to or shall modify the nature of the Executive’s employment with the Company pursuant to the Letter Agreement. The Executive may terminate his or her employment at any time with or without notice and with or without cause and the Company may do likewise, subject only to the express provisions of Letter Agreement and this Amendment No. 1.

4.9. Survival of Obligations; Enforcement. The Executive’s duties hereunder shall survive termination of the Executive’s employment by the Company. The Executive acknowledges that a remedy at law for any breach or threatened breach by the Executive of the provisions of this Amendment No. 1 may be inadequate and the Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment No. 1 as of the date first written above.

EXECUTIVE

/s/ Robert L. Bratzler
Robert L. Bratzler, Ph.D.

COLEY PHARMACEUTICAL GROUP, INC.

By:	/s/ Joachim Schorr
Name:
Title: